Exhibit 10.3

NOTE: Certain information indicated with [***] in this document has been omitted from this exhibit because it is not material.

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (“Agreement”) is made by and between Thomas Thimot (“Employee”) and authID Inc. (“the Company”), (collectively, the “Parties”).

WHEREAS, Employee was employed by the Company as Chief Executive Officer pursuant to an Offer Letter dated June 14, 2021 (“Offer Letter”) and entered into an Executive Retention Agreement dated as of June 14, 2021 (“Retention Agreement”) which provides the Employee with certain benefits upon Involuntary Termination (as defined in the Retention Agreement), as well as an Indemnification Agreement dated as of June 14, 2021 (“Indemnification Agreement”); and

WHEREAS, the Parties are entering into this Agreement for the purposes of separation of Employee from the Company as Chief Executive Officer and an employee by mutual consent and settling, compromising and resolving all claims between them;

NOW, THEREFORE, in consideration of the execution of this Agreement and for other good and valuable consideration, the Parties agree as follows:

1. Separation of Employment.

The parties hereby agree that Employee’s employment is hereby terminated effective as of March 23, 2023 (“Separation Date”) and that neither party shall thenceforth owe any duties or obligations to each other under the Offer Letter, (except to the extent of provisions expressly stated to survive termination, as set forth in this Agreement) including but not limited to the obligation on the part of the Company to pay to Employee any remuneration or other compensation for any period whether before or after the Separation Date, except as set forth in this Agreement.

2. Final Pay and Expenses

(a) Final Pay Company agrees to pay Employee his final accrued but unpaid salary for the period ending on the Separation Date as soon as practicable and no later than the next payroll date.

(b) Expenses Within ten (10) days following submission to the Company of proper expense reports by you, the Company shall reimburse you for all expenses incurred by you, consistent with the Company’s expense reimbursement policy in effect prior to the incurring of each such expense, in connection with the business of the Company prior to the Separation Date.

3. Separation Benefits. In consideration for the release and other covenants in this Settlement Agreement, the Company shall provide the following:

(a) Severance The Company agrees to make payment to Employee of an additional amount of $325,000 (less all applicable deductions required by law) (the “Severance Payment”) subject to the following provisions:

(i) Payment of the full amount of the Severance Payment shall be deferred until the earlier of (i) April 1, 2025; and (ii) a Change of Control of the Company as defined below.

(ii) The Severance Payment shall be subordinated to the initial advance in the amount of $900,000 made pursuant to the Amended & Restated Facility Agreement entered into as of March 8, 2023 between the Company and Stephen Garchik, as well as to all present and future secured indebtedness of the Company under the Senior Convertible Notes issued by the Company as of March 21, 2022 and pursuant to such Facility Agreement.

(iii) “Change of Control” means:

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty (50%) percent or more of (i) the outstanding shares of common stock of the Company, or (ii) the combined voting power of the Company’s outstanding securities;

(2) the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(3) the sale or disposition of all or substantially all of the Company’s assets, or consummation of any transaction, or series of related transactions, having similar effect (other than to a subsidiary of the Company);

(4) a change in the composition of the Board within any consecutive two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) were directors of the Company as of the effective date of this Agreement, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of a least a majority of those directors whose election or nomination was not in connection with an actual or threatened proxy contest related to the election of directors to the Company; or

(5) the dissolution or liquidation of the Company.

(b) COBRA As Employee is enrolled in certain Company healthcare plans, coverage will end on the last day of the month during which separation occurred, namely March 31, 2023. Commencing April 1, 2023, Employee is eligible for continued medical coverage under the federal law known as COBRA. Coverage may be purchased for such period as may permitted by law. Upon Employee’s timely election to continue existing health benefits under COBRA, and provided, however, that (i) Employee constitutes a qualified beneficiary, as defined in Section 4980(B)(g)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) Employee elects continuation coverage within the time period prescribed pursuant to COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay the insurance premiums to continue Employee’s existing health benefits until the earlier of (1) March 31, 2024, (2) the date Employee is eligible for health coverage for Employee and Employee’s eligible dependents from a new employer or (3) the date Employee and Employee’s eligible dependents are no longer eligible for COBRA. Employee will thereafter be responsible for the payment of premiums for any health insurance.

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(c) Equity. the Exercise Period with respect to vested Shares, under the Employees’s stock options granted by the Company shall be extended so as to expire four (4) years from the Separation Date date or the remaining term of the relevant equity award, whichever is the lesser. All unvested Shares under any such grants or other equity awards shall lapse and no longer be exercisable as of the Separation Date. The remaining vested options, which shall continue in force pursuant to this section are as follows:

Date of Grant	No. of Shares	Exercise Price	Expiration Date
14-Jun-2021	262,500	$7.20	March 23, 2027

(d) Indemnification. The terms of the Indemnification Agreement shall govern all claims related to actions arising prior to the Separation Date to the fullest extent permitted by law and the Company shall continue to provide coverage under a D&O Insurance Policy for not less than twenty-four (24) months following the Separation Date on substantially the same terms as the D&O Insurance Policy in effect immediately prior to the Separation Date.

4. Adequacy of Consideration. Employee understands and agrees that the sums that the Company has agreed to pay and the actions that it has agreed to take or refrain from taking pursuant to this Agreement are a result of the Parties’ negotiations, have not been established to be required of the Company in the absence of this Agreement, do not constitute an admission of liability, and constitute adequate and reasonable consideration for the Agreement.

5. Proprietary Information: Employee hereby acknowledges that he is bound by the Employee Invention Assignment and Confidentiality Agreement dated June 14, 2021 (the “Invention Assignment Agreement”) and that as a result of Employee’s employment with the Company Employee has had access to the Company’s Confidential Information (as defined in the Invention Assignment Agreement), that Employee will hold all Confidential Information in strictest confidence and that Employee will not make use of such Confidential Information on behalf of anyone, other than the Company. The Invention Assignment Agreement shall remain in full force and effect.

6. Release of Claims.

(a) Release. The Employee and each of the Employee’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company and each of its subsidiaries and affiliates and each of their respective officers, employees, directors, managers, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have or in the future may possess, arising out (i) of the Employee’s employment relationship with and service as an employee, officer, manager or director of the Company, and the termination of such relationship or service, including but not limited to the Offer Letter and the Retention Agreement and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that notwithstanding anything else herein to the contrary, this Agreement shall not affect: (1) the obligations of the Company to pay the amounts due and owing to Employee on the Separation Date or other obligations that, in each case, by the terms hereof, are to be performed after the date hereof by the Company; (2) any indemnification or similar rights the Employee has pursuant to the Indemnification Agreement or as a current or former officer, manager or director of the Company, including, without limitation, any and all rights thereto referenced in the Company’s governance documents or any rights with respect to “directors’ and officers’” insurance policies; (3) the Employee’s right to reimbursement of proper and reasonable business expenses; and (4) Employee’s rights as a stockholder of the Company.

(b) Specific Release of ADEA Claims. The Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date the Employee signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, the Employee hereby acknowledges and confirms the following: (i) the Employee was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Employee the terms of this Agreement, including, without limitation, the terms relating to the Employee’s release of claims arising under ADEA, and the Employee has in fact consulted with an attorney; (ii) the Employee was given a period of not fewer than forty-five (45) calendar days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; and (iii) the Employee knowingly and voluntarily accepts the terms of this Agreement. The Employee also understands that he has seven (7) calendar days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.

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(c) Release of All Claims. The Employee acknowledges, understands and agrees that he may later discover Claims or facts in addition to or different from those which he now knows or believes to be true with respect to the subject matters of this Agreement, but that it is nevertheless his intention by signing this Agreement to fully, finally and forever release any and all Claims whether now known or unknown, suspected or unsuspected, which now exist, may exist, or previously have existed as set forth herein.

(d) Employee agrees and acknowledges that the released claims extend to and include unknown and unsuspected claims. In furtherance of the Employee’s intent, the release in this Agreement shall remain in full and complete effect notwithstanding the discovery or existence of any additional, contrary, or different facts.

(e) No Assignment. The Employee represents and warrants that he has not assigned any of the Claims being released under this Agreement.

(f) Proceedings. The Employee has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body, other than in respect of any matter described in the proviso to Section 1(a) of this Agreement (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Employee waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

(g) Remedies. The Executive understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

(h) Severability Clause. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

7. APPLICABLE ONLY TO CALIFORNIA RESIDENTS

Waiver of Cal. Civ. Code § 1542

(a) The Parties acknowledge and agree that they may hereafter discover facts different from or in addition to those they now know or believe to be true in respect to the claims released by this Agreement (“Claims”), and hereby agree that the releases contained herein shall be and remain in effect in all respects as complete, general releases as to known and unknown Claims, notwithstanding any such different or additional facts. In this regard, the Parties acknowledge that they are familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”) and that they waive and forever relinquish any right or benefit they may have under Section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Parties acknowledge that they have been advised by legal counsel, or have had a full and fair opportunity to obtain such advice prior to executing this Agreement, and that their waiver of Section 1542 is fully informed, voluntary, and an integral part of this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall release or relieve any Party from representations, warranties, covenants, obligations, undertakings and agreements under this Agreement, which shall survive the execution and delivery of this Agreement, and for which each Party shall remain fully liable and obligated.

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8. Confidentiality The Parties acknowledge that the terms of this Agreement, and the fact of this settlement, are strictly confidential, except to the extent that the same are required to be disclosed pursuant to SEC rules and applicable law. Accordingly, the Parties agree not to disclose or cause to be disclosed, either directly or indirectly, to any person or organization (other than their attorneys, spouses, accountants or financial advisors) any information regarding the fact of, terms of, negotiations regarding this Agreement, except as provided above.

9. No Admission of Liability: This Agreement is not and shall not be construed or contended by either party to be an admission or evidence of any wrongdoing or liability on the part of the Parties or the respective Releasees.

10. Entire Agreement, Modification and Severability. This Agreement (including the Recitals) sets forth the entire agreement between the Parties and fully supersedes any and all prior agreements or understandings, written or oral, between the Parties pertaining to its subject matter, except as expressly noted or referenced herein and except for the Indemnification Agreement and the Invention Assignment Agreement which shall continue in full force and effect.

11. Arbitration:

(a) Disputes Subject to Arbitration. Any claim, dispute or controversy arising out of this Agreement (other than claims relating to misuse or misappropriation of the intellectual property of the Company), the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by a sole arbitrator under the rules of the American Arbitration Association; provided, however, that (a) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon Employee or any third party; and (b) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

(b) Costs of Arbitration. All costs of arbitration, including Employee’s reasonable attorney’s fees, will be borne by the Company, except that if Employee initiates arbitration and the arbitrator finds wholly in favor of the Company, Employee shall be responsible for his own costs and attorneys fees.

(c) Site of Arbitration. The site of the arbitration proceeding shall be in Santa Clara County, California.

12. Controlling Law. This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of the State by which Employee’s Offer Letter was governed, without giving effect to principles of conflicts or choice of laws thereof. this Agreement shall be interpreted as neutral as between the Parties, without regard to any presumptions, inferences or rules of construction based on the authorship of the Agreement.

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13. Voluntary Execution & Revocation. Employee explicitly and unconditionally acknowledges and agrees that they:

(a) have carefully read and fully understand all of the terms of this Agreement;

(b) understand that by signing this Agreement, they are waiving their rights to all claims described in Paragraph 4 of this Agreement, including any and all claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.), and that they are not waiving any rights arising after the date that this Agreement is signed;

(c) knowingly and voluntarily agree to all of the terms set forth in this Agreement;

(d) knowingly and voluntarily intend to be legally bound by this Agreement;

(e) are receiving consideration (i.e. payment, resolution of a dispute without the risks and burdens of arbitration, a release, and a promise of confidentiality) in addition to anything of value to which they are already entitled;

(f) is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(g) have been given 45 days within which to consider this Agreement before signing it, and understand that the running of that 45-day period will not be re-started by any changes to this Agreement;

(h) are hereby advised that if the Older Workers Benefit Protection Act applies to Employee, (1) the attached Disclosure Schedule applies to this Agreement and (2) they may revoke this Agreement in writing within 7 days of signing it (by submitting such written revocation to first by e-mail: grahamarad@authid.ai and then by U.S. Mail Graham Arad – General Counsel, authID Inc., 1624 Market St. Ste 226, Unit 51767, Denver, Colorado 80202-1559, no later than the 8th day after signing), and that therefore, this Agreement shall not become effective or enforceable, nor shall any consideration be paid, until this 7-day revocation period has expired (the “Effective Date”); and

(i) have not been coerced, threatened, or intimidated in any way into signing this Agreement.

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14. Non-Disparagement:

(a) Employee agrees and covenants that they will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, directors officers, and existing and prospective customers, suppliers, investors and other associated third parties.

(b) Company agrees and covenants that neither it, nor any of its directors, officers or employees will at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning Employee.

15. Notices. All notices to be provided pursuant to this Agreement (and any consents permitted by the terms of this Agreement) shall be in writing and delivered by hand or courier, or sent by e-mail transmission, or other electronic means, to their respective addresses as set forth below to:

(a)	Employee:	E-mail: tom.thimot@gmail.com

(b)	authID:	1624 Market St. Ste 226, Unit 51767,

Denver, Colorado 80202-1559

Attn: General Counsel

E-mail: Legal@authid.ai

All such notices delivered by hand or by courier shall be deemed served upon receipt or refusal of receipt by the addressee. All notices given electronically shall be deemed served upon the next business day after transmission, provided no error message was received.

16. Return of Property. You shall promptly return all property of Company and its subsidiaries’ (the “Group”) in your possession or under your control, including but not limited to all documents containing confidential, proprietary information and/or trade secrets, customer and prospect lists, manuals, project plans, specifications or guidelines to me. In addition, and without prejudice to the generality of the foregoing, you are requested to cooperate with the Company to transition all matters for which you have or had responsibility to such Company personnel as the Company may require.

17. Employment Verification: All inquiries regarding your employment with the Company should be directed to Graham Arad – General Counsel, authID Inc., 1624 Market St. Ste 226, Unit 51767, Denver, Colorado 80202-1559, telephone number – 516 274-8700, or email: grahamarad@authid.ai. Reference inquiries will be responded to only by verifying dates of employment and last position held.

18. Future Address & Email Changes: As it may be necessary for the Company to reach you in the future, Company requests that you notify the Company if you change your residence or email address. to Graham Arad – General Counsel, authID Inc., 1624 Market St. Ste 226, Unit 51767, Denver, Colorado 80202-1559, telephone number – 516 274-8700, or email: grahamarad@authid.ai.

THE EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS RELEASE AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

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NOW, THEREFORE, by signing below, the Parties have executed this Confidential Separation Agreement and General Release, freely and voluntarily.

THIS IS A LEGAL AGREEMENT AND RELEASE/WAIVER OF CLAIMS

READ CAREFULLY BEFORE SIGNING

/s/ Thomas Thimot		Dated: March 23, 2023
Name:	Thomas Thimot

AUTHID INC.

By:	/s/ Graham Arad	Dated: March 23, 2023
Name:	Graham Arad
Title:	General Counsel

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Older Workers Benefit Protection Act Disclosure Notice

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Form Settlement Agreement 02-08-2023